Calculation of Filing Fee Tables
Form S-1/A
(Form Type)

BayFirst Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
The offering amount is based on a fixed price and number of shares.	Equity	Common Stock	Rule 457(e)	4,107,904	$3.50	$14,377,664	0.0001381	$1,986

Carry Forward Securities
None

Total Offering Amounts						$14,377,664	$138.10	$1,986
Fees Previously Paid								$1,986
Total Fees Offsets
Net Fee Due								$—